Exhibit 99.1

FOR IMMEDIATE RELEASE: May 8, 2012

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Phone:	804-403-2116
Email:	hmarth@centralvabank.com
Website:	www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

POWHATAN, VA – May 8, 2012 /PR Newswire-FirstCall/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank announced that the Company recorded net income of $291 thousand for the first quarter of 2012, and after the effect of unpaid dividends of $161 thousand on preferred stock, net income available to common shareholders totaled $130 thousand or $0.05 per basic and diluted share.  This compares to first quarter of 2011 net income of $257 thousand, and after the effect of dividends of $161 thousand on preferred stock, net income available to common shareholders of $96 thousand or $0.04 per basic and diluted share.

Herb Marth, President and Chief Executive Officer commented that “Our first quarter results reflect our continuing efforts to improve the Bank’s financial position.  As a result of our strategic decision to reduce our asset balance and improve the quality of our investment portfolio, we have seen our capital ratios improve resulting in our return to “well capitalized” status for regulatory capital purposes. We realize that we still face many challenges with the current interest rate and economic environment; however, we anticipate that as the U.S. economy improves, and consumer confidence builds, our financial condition will continue to improve.”

Recent Events
On April 24, 2012, the Company announced its intent to voluntarily delist from NASDAQ and deregister from the Securities and Exchange Commission reporting system.  After thorough consideration and evaluation, the Board of Directors determined that it is in the best interest of the Company and its shareholders to delist and deregister, taking advantage of the recently enacted JOBS Act.  By doing so, the Company will avoid the significant costs associated with being a reporting company, which will directly benefit the Company’s earnings and regulatory capital.  The Company expects that the last day its shares will trade on NASDAQ Capital Market will be May 11, 2012 and that trading will begin on the OTC:QB market under the ticker symbol CVBK on May 14, 2012.  Investors will be able to receive real-time pricing on the Company’s common stock at www.otcmarkets.com.

Balance Sheet
The Company has successfully taken steps to restructure its balance sheet by reducing the risk in the investment portfolio and reducing the size of the loan portfolio, thereby improving its risk adjusted regulatory capital position. Due to the balance sheet improvements and increased profitability of the Company, the Bank has seen its total risk based capital ratio improve to 10.4% at March 31, 2012 from 8.6% at March 31, 2011.

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The following table provides information regarding the changes in the Company’s average balances:

Dollars in 000’s	Average Balances for the Three Months Ended
	March 31, 2012	March 31, 2011	% Change

Investment securities(1)	$119,061	$92,084	29%
Loans	219,767	257,060	(15)%
Federal funds sold	18,356	26,902	(32)%
Average earning assets(1)	357,184	376,046	(5)%
Average assets	389,438	403,778	(4)%
Interest bearing deposits (2)	136,888	122,854	11%
Certificate of deposits	153,581	181,523	(15)%
Non-interest bearing deposits	37,913	36,420	4%
Borrowings	45,656	47,967	(5)%
Shareholders’ equity	13,079	11,156	17%
(1)	Average balances exclude market value adjustments.
(2)	Interest bearing deposits consist of interest checking, money market and savings account.

Net Interest Income
Net interest income for the first quarter of 2012 was $2.7 million compared to $2.8 million for the first quarter of 2011. Net interest margin was 3.02% for both the first quarter of 2012 and the first quarter of 2011. Interest income for the first quarter of 2012 was $3.9 million compared to $4.6 million for the first quarter of 2011, a decline of 15%.  Interest expense for the first quarter of 2012 was $1.2 million compared to $1.8 million for the first quarter of 2011, a decline of 33%.  The decline in net interest income is due to the decline in the volume and yield of the average loan portfolio, offset by a decline in interest expense due to the reduction of the certificate of deposits balance and the strategic decision to decrease interest rates paid on deposits. The loan portfolio has declined $37.3 million and certificate of deposits have declined $27.9 million when compared to March 31, 2011.

The following table provides the yield earned on average earning assets, rates on average interest bearing liabilities, and net interest margin:

Dollars in 000’s	For the Three Months Ended
	March 31, 2012		March 31, 2011
	Interest	Yield(1)	Interest	Yield(1)
Interest Income:
Loans	$3,124	5.69%	$3,705	5.77%
Investment securities	776	2.61%	873	3.79%
Fed funds sold	10	0.22%	13	0.19%
Total	3,910	4.38%	4,591	4.88%
Interest Expense:
Interest bearing deposits	$175	0.51%	$218	0.71%
Certificate of deposits	632	1.65%	1,076	2.37%
Borrowings	407	3.57%	456	3.80%
Total	1,214	1.44%	1,750	1.99%

Net interest spread	$2,696	2.94%	$2,841	2.89%

Net interest margin(2)	3.02%		3.02%
(1)	Yield percentages are annualized
(2)	Net interest margin is calculated as interest income less interest expense divided by average earning assets.

Non-interest income
Total non-interest income for the first quarter of 2012 was $1.1 million, an increase of $109 thousand or 11% compared to $994 thousand for the first quarter of 2011. The increase was due primarily to the gain on sales of securities of $406 thousand for the first quarter of 2012, an increase of $195 thousand compared to the first quarter of 2011. The improvement was offset by a decline in other service charges, commissions, and fees related to the Company’s decision to no longer originate mortgage loans effective January 1, 2011 and a decline in investment and insurance commissions.

Non-interest expense
Total non-interest expense for the first quarter of 2012 was $3.3 million, an increase of $230 thousand or 6% compared to $3.1 million for the first quarter of 2011. The increase was due primarily to a $403 thousand increase in expenses associated with OREO properties, which included losses on sale of OREO properties, legal and tax expenses, and OREO provision expense. The increase in non-interest expenses were offset by a decrease in salaries and benefit expense of $44 thousand and a decrease in FDIC insurance premium expense of $125 thousand.

Reducing expenses remains a priority for the Company and it continues to seek opportunities where savings may be recognized.  The recent steps toward delisting from NASDAQ and deregistering from the SEC are expected to result in cost savings beginning in the second quarter of 2012 and continuing in future periods.

Asset Quality
Total non-performing assets at the end of the first quarter were $38.4 million, a decrease of $2.5 million or 6% compared to $40.9 million at March 31, 2011 and a decrease of $4.4 million or 10% compared to $42.8 million at December 31, 2011. The change from March 31, 2011 to March 31, 2012 resulted from a decrease in non-accrual loans. The Company continues to focus on managing the loan portfolio and non-performing assets.

The reserve for loan losses was $8.7 million or 4.11% of loans at March 31, 2012, compared to $9.3 million or 4.16 % of loans at December 31, 2011 and $10.2 million or 4.09 % of loans at March 31, 2011.  The reserve for loan loss as a percentage of non-performing loans was 43% at March 31, 2012, compared to 38% at December 31, 2011 and 37% at March 31, 2011.

At the end of the first quarter of 2012, all of the Bank’s regulatory capital ratios were above levels to be “well capitalized”.

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 38 year old $390 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release include, among others, statements about our future capital raise.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:   Central Virginia Bankshares, Inc.
Website: www.centralvabank.com

Contact:   Herbert E. Marth, Jr.
  President  & Chief Executive Officer
  Central Virginia Bankshares, Inc.  804-403-2116

SELECTED FINANCIAL DATA FOR CENTRAL VIRGINIA BANKSHARES, INC.
Dollars in 000’s, except per share data	Three Months Ended (unaudited)
	March 31, 2012	March 31, 2011
Net income	$291	$257
Net income available to common shareholders	130	96
Interest income & fees on loans	3,124	3,705
Interest income on investments	776	873
Interest income on fed funds sold	10	13
Interest expense on deposits	807	1,294
Interest expense on borrowings	407	456
Net interest income	2,696	2,841
Loan loss provision	200	500
Non-interest income	1,103	994
Non-interest expense	3,308	3,078
Period End Balances
Investment securities	$126,532	$111,506
Fed funds sold	20,680	7,737
Loans (net of unearned discount)	212,697	250,051
Allowance for loan and lease losses	8,736	10,232
Assets	391,227	404,394
Non-interest bearing deposits	39,278	36,089
Total deposits	329,891	341,743
Borrowings	45,155	46,908
Shareholders’ equity	12,883	12,423
Average shares outstanding – basic	2,674	2,641
Average shares outstanding – diluted	2,674	2,641
Asset Quality
Non-accrual loans	$20,486	$28,011
Loans past due 90 days	41	3
Loans restructured(1)	8,004	6,228
Other real estate owned	6,112	4,366
Other non-performing assets	3,712	2,330
Total non-performing assets	38,355	40,938
Charge-offs	824	806
Recoveries	38	14
Per Share Data & Ratios
Net income available to common shareholders- basic and diluted	$0.05	$0.04
Book value per common share	$4.82	$4.65
Tangible common equity per common share	$0.47	$0.33
Return on average assets(2)	0.30%	0.26%
Return on average equity(2)	8.88%	9.23%
Efficiency ratio (3)	87.1%	80.3%
Average loans to average deposits(4)	66.8%	75.2%
Allowance for loan and lease losses/Loans EOP	4.11%	4.09%
(1) Loans restructured, accruing and in compliance with modified terms
(2) Calculation excludes the effective dividend on preferred stock
(3) The efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense by net interest income plus non-interest income.
(4) Excludes mortgage loans held for resale.

Reconciliation of Efficiency Ratio
Non-interest expense	$3,308	$3,078
Net interest income plus non-interest income	3,799	3,835
Efficiency ratio	87.1%	80.3%